March 24, 1998

Aid Association For Lutherans
4321 North Ballard Road
Appleton, WI  54919-0001

In my capacity as a Director and Associate Actuary for Aid Association for Lutherans (AAL), I have provided actuarial advice concerning:

A. The preparation of the registration statement of Form S-6 to be filed by Aid Association for Lutherans and AAL Variable Life Insurance Account I with the Securities and Exchange Commission (SEC) under the Securities Act of 1933 with respect to the AAL Variable Universal Life insurance certificate (the "Registration Statement"); and

B.   The  preparation of the certificate  forms for the variable  universal life
     insurance  certificate   described  in  the  registration   statement  (the
     "Certificate").

It is my professional opinion that:

1. Pursuant to Section 26(e)(2)(A) of the Investment Company Act of 1940, the fees and charges deducted on AAL Variable Universal Life Certificate (Form S-6) in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Aid Association for Lutherans.

2. The illustrations of death benefits, cash, value, surrender value and total premiums paid plus interest at 5% shown in the prospectus, based on the assumptions stated in the illustration, are consistent with the provisions of the Certificate. The rate structure of the Certificate has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations included, appear to be correspondingly more favorable to prospective buyers than other illustrations which could have been provided at other combinations of ages, sex of the insured, death benefit option and amount, and premium amounts.

3. All other numerical examples shown in the prospectus are consistent with the Certificate and our practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the use of my name under the heading of "Experts" in the Prospectus.

/s/ David C. Vanden Heuvel

David C. Vanden Heuvel, FSA, MAAA
Director and Associate Actuary
Aid Association for Lutherans